Exhibit 10.46

AGREEMENT

AMONG

NEW MEDIA LOTTERY SERIVCES, INC.

AND

NEW MEDIA LOTTERY SERVICES, PLC.

AND

NEW MEDIA LOTTERY SERVICES (INTERNATIONAL) LIMITED

AND

TRAFALGAR CAPITAL SPECIALISED INVESTMENT FUND FIS

AND

JOHN CARSON

AGREEMENT

THIS AGREEMENT dated as of March 11, 2010 (this “Agreement”), by and among, New Media Lottery Services, Inc., a corporation formed under the laws of the State of Delaware (the “Company”), New Media Lottery Services PLC, a corporation formed under the laws of Ireland (“NMPLC”), New Media Lottery Services (International), Limited, a corporation formed under the laws of Ireland (“NMLTD”), Trafalgar Capital Specialised Investment Fund FIS (“Trafalgar”) and John Carson, the President/Chief Executive Officer and a director of the Company (“Carson”). The Company, NMPLC, MMLTD, Trafalgar and Carson are referred to collectively herein as the “Parties”.

BACKGROUND

The Company, through its direct and indirect subsidiaries, NMPLC and NMLTD, designs, builds, implements, manages, hosts and supports Internet and wireless devise based lottery programs. The Company desires to divest and transfer to NMLTD any remaining technology, including but not limited to, software and methods relating to the process and transacting game play, integrated tools to monitor events, infrastructure consisting of servers residing in the United Kingdom, and game library, now owned or hereinafter acquired that is not currently held as an asset by NMLTD (the “Technology”). NMLTD desires to grant, assign and transfer to Trafalgar a first priority security interest in the Technology. NMPLC and NMLTD owe to the Company an approximate $6,300,000 as evidenced on the unaudited financial statements for quarter ended October 31, 2009 (the “Debt”), which the Company desires to waive and release NMPLC and NMLTD from any and all obligations concerning the Debt. NMPLC owes Trafalgar €2,211,111 Euros in principal and approximately €140,037 Euros in accrued interest (the “Trafalgar Debt”), which NMPLC desires to transfer to the Company. NMPLC agrees to guarantee the complete and full payment of the Trafalgar Debt regardless of how the Trafalgar Debt shall become due, of all indebtedness owing by the Company to Trafalgar. The Company and Trafalgar previously entered into that certain loan facility restructuring agreement dated February 28, 2009 (the “Restructuring Agreement”) and corresponding share pledge agreement dated March 24, 2009 (the “Share Pledge Agreement”) pursuant to which Trafalgar retains a first priority security interest in and to approximately 20,205,129 shares of NMPLC held of record by the Company (the “Pledged Shares”). Under Section 8 of the Share Pledge Agreement, the Company is deemed to be in default of the Share Pledge Agreement and Trafalgar desires to execute its remedies as a secured creditor in accordance with Section 9 of the Share Pledge Agreement by seizing title to the Pledged Shares. Trafalgar desires to subsequently transfer the Pledged Shares to Carson in exchange for the 87,714 shares of the Company held of record by Carson (the “Company Shares”). The Company further desires to release any and all security interests in and to the Technology and to further release NMPLC and NMLTD from any and all claims relating to ownership of the Technology, now existing or hereinafter developed, and to patents, contracts or any other assets now existing or hereinafter developed. NMPLC desires to issue to Trafalgar an aggregate of 100 shares of its preferred stock (the NMPLC “Preferred Stock”), which rights and privileges of the NMPLC Preferred Stock include payment to Trafalgar of a dividend in the aggregate amount $1 million. In the event that NMPLC or NMLTD arranges potential financing with a third party, Trafalgar agrees to negotiate in good faith to facilitate the closing of such financing and not be “unreasonable” in its demands.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

1.  Basic Transactions.

(a)  Transfer of Technology.  On and subject to the terms and conditions of this Agreement, the Company shall assign, transfer and deliver to NMLTD all of its respective interest in and to the Technology, and waives any existing or future claims to the Technology.

(b)  Security Interest.  NMLTD agrees to grant, assign, transfer and set over to Trafalgar a first priority security interest in all of NMLTD’s right, title and interest in and to the Technology.

(c)  Release of Debt.  On and subject to the terms and conditions of this Agreement, the Company agrees to release and forever discharge NMPLC and NMLTD from any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, and losses, fixed or contingent, which it now has or may have hereafter, directly or indirectly, relating to the Debt.

(d)  Transfer and Assumption of Trafalgar Debt and Guarantee of Payment.  On and subject to the terms and conditions of this Agreement, NMPLC shall transfer to the Company and the Company shall assume the Trafalgar Debt. NMPLC hereby agrees to absolutely and unconditionally guarantee the prompt complete and full payment when, due of the Trafalgar Debt, and regardless of how such Trafalgar Debt shall become due, of all indebtedness owing by the Company to Trafalgar, whether evidenced by any note or other documentation.  Trafalgar agrees to release NMPLC of their guarantee in the event that the Company satisfies the Trafalgar Debt through any means.  In the event that NMPLC develops a public market for its trading stock in the future, Trafalgar will convert its Preferred Stock into common tradable stock at 80% of market trading price. Upon the consummation of this agreement and after the transfer of the Trafalgar Debt to the Company, Trafalgar agrees to release NMPLC and NMLTD from the Trafalgar Debt.  In so doing, Trafalgar will notify NMPLC, NMLTD and the proper authorities of the satisfaction/cancellation of the convertible notes and debentures and forfeit its warrants for the purchase of 4.5 million shares of NMPLC common stock.

(e)  Exercise of Remedies Under the Share Pledge Agreement.

(i)  On and subject to the terms and conditions of this Agreement and in accordance with Section 9 of the Share Pledge Agreement, Trafalgar shall exercise its remedies as a secured creditor. The Company agrees to transfer to Trafalgar all of its right, title and interest in and to the Pledged Shares.

(ii)  In further accordance with Section 9(b) of the Share Pledge Agreement, Trafalgar agrees to assign, transfer and deliver all of the Pledged Shares to Carson.

(iii)  In consideration therefore, Carson agrees to transfer to Trafalgar an aggregate of 87,714 shares of restricted common stock of the Company held of record (the “Company Shares”).

(f)  Issuance of NMPLC Preferred Stock.

(i)  Upon Closing of this transaction, NMPLC agrees to issue to Trafalgar an aggregate of 100 shares of Preferred Stock.

(ii)  Trafalgar as the record holder of an aggregate of 100 shares of Preferred Stock shall be entitled to receive, in preference to the holders of any other shares of capital stock of NMPLC, quarterly cumulative dividends when and as if they may be declared by the Board out of funds legally available therefore in the aggregate amount of $1 million (the “Dividends”). The Dividends shall accrue on the Preferred Stock commencing on the date of original issuance thereof and continuing until Trafalgar has received an aggregate of $1 million. Dividends shall only be paid when NMPLC has reached cash flow positive and at such time, the dividend payment will be equal to 5% of net revenue. For purposes of this Agreement, “cash flow positive” shall mean when NMPLC is able to meet the insolvency test (i.e, when NMPLC has sufficient funds in its cash account to meet its obligations as they arise on a daily basis. For purposes of this Agreement, “net revenue” shall mean the net revenue in U.S. Dollars derived by NMPLC from the sale of its products (net of cost of goods sold, general and administrative expenses and taxes. The Preferred Stock can be redeemed in a lump sum payment at the election of NMPLC. The shares of Preferred Stock shall rank senior to any shares of common stock of NMPLC or other securities of a class or series of stock of NMPLC the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation.

(g)   Release by Trafalgar. Trafalgar agrees to release and any all security interests in all the assets, including but not limited to the technology, cash, cash equivalents, inventory, and contracts of NMPLC and NMLTD (collectively, the “Assets”). Simultaneously with the execution and delivery of this Agreement, Trafalgar shall make, execute, acknowledge, file, record and deliver to NMPLC and NMLTD any documents reasonably requested by NMPLC and NMLTD to release its security interest in the Assets including, without limitation, termination of financing statements, certificates, local termination of lien documents, affidavits and forms as may, in Trafalgar’s reasonable judgment, be necessary to effectuate and complete the release of any and all security interests in the Assets.

(h)   Resignations.

(i) Simultaneous with the Closing of this transaction, Carson shall resign as the President/ChiefExecutive Officer and a member of the Board of Directors of the Company. The Company and Carsonshall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the resignation.

(ii) Simultaneous with the Closing of this transaction, Jeff Sternberg shall resign from the Board of Directors of NMPLC. NMPLC and Sternberg shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the resignation.

(i)  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through the offices of Trafalgar in Florida before February ___, 2010 subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Dates”).

(j)  Transfer of Technology and Pledged Shares. The transfers of the Technology and the Pledged Shares shall be in accordance with instructions delivered to the Parties from the attorney for Trafalgar. In accordance with the terms and provisions of this Agreement and simultaneous with execution of this Agreement, the Company shall deliver to Trafalgar and Trafalgar shall deliver to Carson and Carson shall deliver to Trafalgar the following:  (i) all of the stock certificates representing the Pledged Shares and the Company Shares, endorsed in blank and/or accompanied by duly executed assignment documents and including a Medallion Guarantee or such other assignments required by the transfer agent, including corporate resolutions as required, (ii) the unaudited consolidated financial statements of the Company as of quarter ended October 31, 2009 evidencing the Trafalgar Debt; (iii) the unaudited consolidated financial statements of the Company as of quarter ended October 31, 2009 evidencing the Debt; and (iv) a removal of all liens and security interests filed by Trafalgar evidencing release by Trafalgar of any and all security interests in the Assets excepting the Technology as discussed in section 1(b).

2.  Representations and Warranties Concerning the Transaction.

(a)  Representations and Warranties of the Company.  The Company represents and warrants to the Parties that the statements contained in this paragraph 2(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(i)  Organization of Company; Subsidiaries.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business. The Company has one subsidiary, NMPLC, and one indirect subsidiary, NMLTD. NMLTD is a wholly owned subsidiary of NMPLC.

(ii)  Authorization of Transaction.  The Company has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.  The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order to consummate the transactions contemplated by this Agreement. The Company will need to file the appropriate documentation with the SEC.

(iii)  Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which the Company is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it  is bound or to which any of its assets is subject.

(iv)  Brokers' Fees.  The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

(v) Ownership of Technology. Notwithstanding that NMLTD holds title to substantially all of its technology, the Company shall transfer to NMLTD any remaining interest held by the Company in the Technology and NMLTD shall receive good and marketable title to the Technology free and clear of all encumbrances except as discussed in section 1(b).

(vi)  Financial Statements.  The Company will provide to the Parties the consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the quarter ended October 31, 2009 (the “Financial Statements”). The Financial Statements will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company. The Financial Statements shall reflect the Debt and the Trafalgar Debt.

(vii)   Pledged Shares.   The Company is the record owner of the Pledged Shares, and owns all the ownership, voting and other rights in the Pledged Shares, free and clear of all claims, liens, pledges, options, security interests, attachments, and encumbrances, except for those created under the Share Pledge Agreement, and will warrant and defend Trafalgar’s security interest in such Pledged Shares and all related collateral against the claims of all persons whomsoever. The Company has full power, right and is authorized to transfer the Pledged Shares to Trafalgar in accordance with the election by Trafalgar of its remedies under the Share Pledge Agreement.

(b)  Representations and Warranties of NMPLC.  NMPLC represents and warrants to the Parties that the statements contained in this paragraph 2(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(i)  Organization of NMPLC.  NMPLC is a corporation duly organized, validly existing, and is not in good standing under the laws of Ireland and is a subsidiary of the Company. NMPLC is duly authorized to conduct business under the laws of each jurisdiction where such qualification is required. NMPLC has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business.

(ii)  Authorization of Transaction.  NMPLC has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of NMPLC, enforceable in accordance with its terms and conditions.  NMPLC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order to consummate the transactions contemplated by this Agreement.

(iii) Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which NMPLC is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NMPLC is a party or by which it  is bound or to which any of its assets is subject.

(iv)  Brokers’ Fees.  The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

(v)  Preferred Shares.  NMPLC has full authorization to issue the 100 shares of Preferred Stock to Trafalgar, and the Board of Directors has authorized and approved the creation and associated rights and preferences regarding the shares of Preferred Stock. The appropriate documentation has or will be filed with the governing regulatory bodies in Ireland formally creating the shares of Preferred Stock. In the event that notice to the shareholders of NMPLC is required to issue the Preferred Shares to Trafalgar, NMPLC shall use its best efforts to provide such shareholder approval diligently and expeditiously.

(vi)  Capitalization. Restrictive Agreement. NMPLC’s authorized capital stock, as of the date of this Agreement, consists of 150 million shares of Common Stock, .001 par value, of which 25,184,350 shares are issued and outstanding. There are no other forms of equity securities or debt instruments which could convert to equity securities which are authorized, issued or outstanding [excepting the Trafalgar convertible notes which are to be transferred according to 1(d) above].  No other form of equity or debt is authorized, issued or outstanding.  All of the issued and outstanding shares of common stock are validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws.  Trafalgar shall forfeit its warrants for the purchase of 4.5 million shares such that there are outstanding options and warrants to acquire additional shares of capital stock of NMPLC, in the amount of 1,035,000 shares.  There are no agreements relating to the voting, purchase or sale of capital stock between or among NMPLC and any of its stockholders or other third party. No equity financings resulting in the issuance of further shares nor any further debt financings will be authorized by NMPLC of any nature or description either prior to or subsequent to the execution of this Agreement without the prior written consent of Trafalgar, which covenant shall remain in full force and effect until the Trafalgar Debt is fully paid and Trafalgar has realized an aggregate of $1 million in payment of Dividends.

(c)  Representations and Warranties of NMLTD.  NMLTD represents and warrants to the Parties that the statements contained in this paragraph 2(c) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(i)  Organization of NMLTD.  NMLTD is a corporation duly organized, validly existing, and is not in good standing under the laws of Ireland and is a subsidiary of the Company. NMLTD is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. NMLTD has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business.

(ii)  Authorization of Transaction.  NMLTD has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of NMLTD, enforceable in accordance with its terms and conditions.  NMLTD does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order to consummate the transactions contemplated by this Agreement.

(iii)   Security Interest. After consummation of this Agreement and the transfer by the Company to NMLTD of its remaining interest, title and right in and to the Technology, NMLTD shall hold title to the Technology, free and clear of all claims, liens, pledges, options, security interests, attachments and encumbrances, except for that to be created on behalf of Trafalgar. NMLTD shall execute and deliver any documentation required under the laws of Ireland to create a security interest in and to the Technology on behalf of Trafalgar (the “Trafalgar Security Documents”, and has the full power, right and authority to execute, deliver and perform the pledge, assignment, transfer and grant of the security interest to be set forth in the Trafalgar Security Documents.

(iv)  Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which NMLTD is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NMLTD is a party or by which it  is bound or to which any of its assets is subject.

(v)  Brokers’ Fees.  NMLTD does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which NMLTD could become liable or obligated.

 (d)  Representations and Warranties of Carson.  Carson represents and warrants to the Parties that the statements contained in this paragraph 2(d) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(i)  Authorization of Transaction.  Carson has full power and authority to execute and deliver this Agreement and to perform his respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Carson, enforceable in accordance with its terms and conditions. Carson does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order to consummate the transactions contemplated by this Agreement.

(ii)  Company Shares. Carson is the record owner of the Company Shares, and owns all the ownership, voting and other rights in the Company Shares, free and clear of all claims, liens, pledges, options, security interests, attachments, and encumbrances. Carson has full power, right and is authorized to transfer the Company Shares to Trafalgar.

(e)  Representations and Warranties of Trafalgar.  Trafalgar represents and warrants to the Parties that the statements contained in this paragraph 2(e) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

 (i)  Authorization of Transaction.  Trafalgar has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Trafalgar, enforceable in accordance with its terms and conditions.  Trafalgar does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental authority in order to consummate the transactions contemplated by this Agreement.

(ii)  Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority to which Trafalgar is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Trafalgar is a party or by which it  is bound or to which any of its assets is subject.

(iii)  Secured Party.  Trafalgar is a party to the Share Pledge Agreement pursuant to which the Company granted, assigned and transferred to Trafalgar a first priority security interest in all of the Company’s Pledged Shares. Trafalgar deems that an Event of Default has occurred under the Share Pledge Agreement and has the right to exercise its remedies under the Share Pledge Agreement in accordance with Section 9.  Trafalgar further has the right in any commercially reasonable manner to sell, resell, assign, transfer and deliver all or any part of the Pledged Shares. Upon transfer of the Pledged Shares from the Company to Trafalgar, Trafalgar shall transfer the Pledged Shares to Carson.

(iv) Fundraising.  In the event that NMPLC or NMLTD arranges potential financing with a third party, Trafalgar agrees to negotiate in good faith to facilitate the closing of such financing and not be “unreasonable” in its demands.

(v) Release of Security Interest.  Upon the payment of $1 million in aggregate dividends by NMPLC, Trafalgar shall make, execute, acknowledge, file, record and deliver to NMPLC and NMLTD any documents reasonably requested by NMPLC and NMLTD to release its security interest in the Technology including, without limitation, termination of financing statements, certificates, local termination of lien documents, affidavits and forms as may, in NMPLC’s reasonable judgment, be necessary to effectuate and complete the release of any and all security interests in the Technology.

3.  Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 7 below). The Company acknowledges and agrees that from and after the Closing Trafalgar will be entitled to possession of certain documents, books, records, agreements, and financial data of any sort relating to the Company, NMPLC and NMLTD, and the parties agree to fully cooperate in the delivery of any and all books, accounts, records, corporate documents and all similar such items at the expense of the Company

(b)  Transition.  Trafalgar will not take any action that is designed or intended to have the effect of impairing the Company’s legal or regulatory status pending, at or after the Closing.

4.  Remedies for Breaches of This Agreement.

(a)  Survival of Representations and Warranties.

All of the representations and warranties of the Parties shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter.

(b)  Indemnification Provisions for Benefit of Trafalgar.

(i)  In the event the Company, NMPLC or NMLTD breaches any of their representations, warranties, and covenants contained herein, then the Company, NMPLC and NMLTD shall indemnify Trafalgar from and against any adverse consequences that Trafalgar may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)  In the event Trafalgar breaches any of its representations, warranties, and covenants contained herein, then Trafalgar shall indemnify each of the Company, NMPLC and NMLTD from and against the entirety of any adverse consequences that the Company, NMPLC or NMLTD may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

5.  Miscellaneous.

 (a)  Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, provided, however, that the Company may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Company will use its best efforts to advise the other Parties prior to making the disclosure).

(b)  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Parties may assign any or all of its rights and interests hereunder in accordance with the terms of this Agreement.

(d)  Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Facsimile execution of this Agreement shall be legal, valid and binding for all purposes.

(e)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

 (g)  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(j)  Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first above written.

NEW MEDIA LOTTERY SERVICES INC.

Date: February __, 2010	By:
President

NEW MEDIA LOTTERY SERVICES PLC.

Date: February __, 2010	By:
President

NEW MEDIA LOTTERY SERVICES (INTERNATIONAL) LIMITED

Date: February __, 2010	By:
President

TRAFALGAR CAPITAL SPECIALISED INVESTMENT FUND FIS

Date: February __, 2010	By:
President

Date: February __, 2010
John Carson